Exhibit 99.1

[XTO ENERGY LOGO]

NEWS RELEASE

For Immediate Release

Number: 03-09

XTO ENERGY ANNOUNCES $300 MILLION OFFERING OF SENIOR NOTES

FORT WORTH, TX (April 14, 2003) - XTO Energy Inc. (NYSE-XTO) today announced that it intends to commence a private placement offering to eligible purchasers of approximately $300 million of Senior Notes due 2013.

The offering will be made pursuant to Rule 144A. The private offering, which is subject to market and other conditions, will be made within the United States only to qualified institutional buyers, and outside the United States only to non-U.S. investors. XTO Energy expects to price this week. Proceeds of the offering are expected to fund a portion of the recently announced strategic acquisition and to redeem most of the Company’s 8.75% Senior Subordinated Notes.

The senior notes have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the senior notes.

XTO Energy is a premier domestic natural gas producer engaged in the acquisition, exploitation and development of quality, long-lived gas and oil properties. The Company, whose predecessor companies were established in 1986, completed its initial public offering in May 1993. Its properties are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Colorado, Wyoming, Alaska and Louisiana.

Contact:	Louis G. Baldwin	Gary D. Simpson
	Executive Vice President & CFO	Vice President - Investor Relations
	XTO Energy Inc.	XTO Energy Inc.
	817/870-2800	817/870-2800

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include estimates and give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.